For Immediate Release	CONTACT:

Investors/Media	Media
Blaine Davis	Kevin Wiggins
(610) 459-7158	(610) 459-7281

Investors
Jonathan Neely
(610) 459-6645

ENDO HEALTH SOLUTIONS APPOINTS JILL D. SMITH
TO BOARD OF DIRECTORS
CHADDS FORD, Pa. Sept. 28, 2012 - Endo Health Solutions (Nasdaq: ENDP) today announced the appointment of Jill D. Smith to the company's board of directors.  Ms. Smith, an international business leader for more than 25 years, including 16 years as a CEO of private and public companies in the technology and information services markets, was most recently chairman, CEO and president of DigitalGlobe Inc., a provider of satellite imagery products and services to governments and companies worldwide.  Her appointment brings the number of Endo board members to 10.
Roger Kimmel, chairman of the board of Endo, stated:  "We are pleased to have Jill join our board and bring her vast international and technology and information services experience to our company.  We look forward to Jill's contributions to our future success as Endo continues to grow its businesses by focusing on the unmet needs of patients along the pain management and urology care pathways."
As an independent director, Ms. Smith currently serves on the board of SoundBite Communications, Inc., a leading provider of cloud-based customer communications.  She has served on the corporate boards of Germany-based Elster Group, Smith & Hawken and DigitalGlobe (prior to her appointment as Chairman and CEO). In addition, Ms. Smith is a member of the executive committee for the Women's Cancer Program at Dana Farber, among other past professional and trade association board positions.

About Endo
Endo Health Solutions Inc. (Endo) is a U.S.-based diversified healthcare company that is redefining healthcare value by finding solutions for the unmet needs of patients along care pathways for pain management and urology. Through our operating companies: AMS, Endo Pharmaceuticals, HealthTronics and Qualitest, Endo is dedicated to improving care through a combination of branded products, generics, devices, technology and services that creates maximum value for patients, providers and payers alike. Learn more at www.endo.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "believes," "expects," "anticipates," "intends," "estimates," "plan," "will," "may," "look forward," "intend," "guidance," "future" or similar expressions are forward-looking statements. Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors, as more fully described under the caption "Risk Factors" in our Form 10-K, Form 10-Q and Form 8-K filings with the Securities and Exchange Commission and as otherwise enumerated herein or therein, could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in our Annual Report on Form 10-K. The forward-looking statements in this press release are qualified by these risk factors. These are factors that, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

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